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        NEWS RELEASE                             [LOGO OF HERITAGE BANCORP, INC.
            FROM                                          APPEARS HERE]

RELEASE DATE:  IMMEDIATE                         FOR ADDITIONAL INFORMATION
                                                 CONTACT:      ALLEN E KIEFFER


            THE HOLDING COMPANIES OF BERKS COUNTY BANK AND HERITAGE
                      NATIONAL BANK ANNOUNCE AFFILIATION

BCB Financial Services Corporation based in Reading, Pennsylvania and Heritage Bancorp, Inc., located in Pottsville, Pennsylvania jointly announced the signing of a Definitive Agreement and Plan of Consolidation. Under the Agreement BCB and Heritage will consolidate into a new holding company which will direct the banking activities of Berks County Bank and Heritage National Bank. On a pro forma basis, at September 30, 1997 the resulting company would have had combined assets of $798,653,000 and combined shareholders' equity of $86,028,000. Pro forma earnings for the combined organization for the three and nine months ended September 30, 1997 would have been $2,621,000 and $6,500,000 respectively.

Under the terms of the Agreement BCB shareholders will receive 1.3335 shares of common stock of the new holding company for each BCB share owned on the date of record. Heritage shareholders will receive 1.05 shares for each Heritage share owned on the date of record. The transaction, which is subject to regulatory approvals and the approval of BCB and Heritage shareholders, will be accounted for as a pooling of interests and will be a tax free reorganization. The transaction is expected to close during the second quarter of 1998.

Nelson R. Oswald, Chairman and President of BCB, said the combination of BCB and Heritage, two respected and well established organizations, will result in a stronger and larger organization that will better serve customers, shareholders, local communities and employees. Oswald emphasized that the number one goal of the new corporation would be to maintain a high level of personal service to its customers through its two independent community banks, Heritage National Bank and Berks County Bank. The combination will allow both banks to offer a broader range of products and services to their customers.

Allen E. Keifer, President and CEO of Heritage, said the strengths of both Corporations will complement each other well. BCB is recognized as one of the fastest growing financial corporations and Heritage is recognized for its high levels of profitability. The combination of growth and profitability will benefit the shareholders of both Corporations in the future. "Heritage has always dedicated itself to maximizing long-term shareholder value. This combination will allow our shareholders to continue to benefit from solid earnings growth, which has been the fundamental key to our success in recent years."


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    120 South Centre Street; P.O. Box 1100; Pottsville, Pennsylvania 17901
                   Phone (717) 622-2320 . FAX (717) 622-2588
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BCB and Heritage, through their subsidiary banks, currently operate 19 community offices in Berks, Montgomery, Schuylkill and Dauphin Counties. In addition, there are loan offices in Berks, Bucks, Chester, Lehigh, Montgomery and Schuylkill Counties.

Oswald and Kiefer jointly stated that "The affiliation of Heritage and BCB presents a unique opportunity that will allow for the subsidiary community banks to remain independent and service their separate markets. The combination will result in operating efficiencies and increased profitability through the consolidation of back-room operations. This will permit our Banks to provide an even higher level of personalized services that the over 100,000 individual and business customers we serve have come to expect."

Oswald and Kiefer stated that the merger of BCB and Heritage is unique because -- unlike most mergers which result in massive layoffs -- the anticipated growth of the new organization will result in the likely creation of well over a hundred new jobs over the next few years.

Executive management of the new corporation will include Nelson R. Oswald, Chairman and Chief Executive Officer; Allen E. Kiefer, President and Chief Operating Officer; Robert D. McHugh, Jr., Executive Vice President and Chief Financial Officer and Richard A. Ketner, Executive Vice President and Chief Administrative Officer. Oswald will continue to be President and CEO of Berks County Bank and Kiefer will serve as President and CEO of Heritage National Bank.

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